Exhibit 23.6
Level 15/300 Adelaide Street Brisbane QLD 4000
GPO Box 2207 Brisbane QLD 4001
Telephone (+61 7) 3231 3800
Facsimile (+61 7) 3211 9815
Email brisbane@snowdengroup.com
www.snowdengroup.com
Perth, Brisbane, Vancouver, Johannesburg, Cape Town, London, Belo Horizonte
To the Board of Directors of
Vale S.A. (“Vale”)
Ladies and Gentlemen:
David Wood, formerly of Snowden Mining Industry Consultants Pty Ltd hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of Vale’s Annual Report on Form 20-F for the year ended December 31, 2008, in which David Wood is named as having prepared Vale’s Moatize coal reserve estimates.
Very truly,

David Wood
BEng(Hon), Mining, MAusIMM 108763
February 4, 2010
SNOWDEN MINING INDUSTRY CONSULTANTS PTY LTD ABN 99 085 319 562
SNOWDEN IS A SUBSIDIARY OF DOWNER EDI LIMITED